LICENSE AGREEMENT
By and Between

GENNESAR NUTRACEUTICALS, LLC
A Limited Liability Company Organized in the State of Utah

HEALTH EDUCATION CORPORATION D/B/A NUTRANOMICS
A Corporation Incorporated in the State of Utah

Dated as of Aug 5, 2014

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this "Agreement") is entered into as of this ____ day of May, 2014 (the "Effective Date") by and between Health Education Corporation d/b/a Nutranomics, a Utah corporation ("NUTRANOMICS" ); and Gennesar Nutraceuticals, LLC d/b/a Genesar Nutraceuticals, a Utah limited liability company ("GENESAR").

RECITALS

WHEREAS, GENESAR and NUTRANOMICS previously entered into a license agreement which is no longer in effect, and consideration for this agreement is the waiving of any unfulfilled terms of the previous agreement.

WHEREAS, NUTRANOMICS and GENESAR, upon mutual agreement, may amend this Agreement at any time during the period covered under this Agreement, which shall remain in effect for a period of thirty (30) years unless terminated under the terms of this Agreement.

WHEREAS, GENESAR is willing to grant, and NUTRANOMICS desires to obtain, exclusive manufacturing rights for GenEpic, as well as an exclusive sales and marketing license for the Pacific Rim area (defined below) for GenEpic™, a dietary supplement. The parties desire to cooperate in pursuing additional markets and GENESAR commits to offer NUTRANOMICS Right of First Offer (ROFO) for opportunities to market exclusively or non-exclusively in countries, regions or market channels in which NUTRANOMICS has interest, or that GENESAR is contemplating offering to other entities so long as NUTRANOMICS is not in default of this Agreement and is able to warrant any minimum sales requirements in such ROFO.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and for good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, and intending to be legally bound hereby, the parties agree as follows:

REPRESENTATIONS, COVENANTS, AND WARRANTIES

NUTRANOMICS hereby represents and warrants the Board of Directors has authorized the execution and delivery of this Agreement by NUTRANOMICS and has approved this Agreement and the transactions contemplated hereby. This Agreement has been approved by NUTRANOMICS in accordance with the laws of the State of Utah, including any preemptive or dissenter's rights under such State's laws. NUTRANOMICS further represents that it is aware of and can conform to all U.S. laws and regulations applicable to GenEpic as well as any international laws which may be applicable to NUTRANOMICS production, use, distribution or marketing of GenEpic.

GENESAR hereby covenants, represents and warrants that, to the best of its knowledge, GENESAR has complied with applicable laws, statutes and regulations regarding GenEpic and that GENESAR will not to compete with NUTRANOMICS and related entities in the marketing in the assigned exclusive territories.

GRANT OF LICENSE

I. NUTRANOMICS is hereby granted a license to manufacture GenEpic in conformance with GENESAR's formulation and all U.S. laws and regulations applicable to GenEpic and any applicable foreign laws applicable to such production. NUTRANOMICS agrees to supply GENESAR with manufactured product at NUTRANOMICS' out-of-pocket costs plus 25% markup, except for product used for research, which will be provided at cost. The cost of NUTRANOMICS production of GenEpic is initially calculated to be $_38.00_ per box of 30 packets which includes the royalty listed in paragraph 5 when purchase at 2000 boxes at a time, but this price may be updated as needed by NUTRANOMICS to reflect its current costs. Tracy Gibbs, a principal of NUTRANOMICS, shall be personally responsible, with approval from GENESAR, for selecting and monitoring any subcontractor manufacturing the product. GENESAR maintains the right to inspect any and all records in regards to production scheduling, Quality Assurance and lab reports. The content and quality of GenEpic shall remain as close as possible to the current GenEpic formula, and any formulation variation must be approved in advance by GENESAR.

2.          NUTRANOMICS is hereby granted an exclusive license to market and sell GenEpic in the Pacific Rim countries defined as follows: Korea, Japan, Taiwan, Philippines, Vietnam, Cambodia, Hong Kong, Thailand, Indonesia, Malaysia, Laos, Singapore, Brunei, Australia, New Zealand, Bangladesh, India, Sri Lanka and the Pacific islands, excluding Hawaii (referred to as the "Pacific Rim area").

3.          So long as NUTRANOMICS is not in default of this Agreement and maintains necessary minimum sales in its existing markets (which amount of minimum sales shall be determined by GENESAR in its reasonable discretion), NUTRANOMICS shall have a Right of First Offer (ROFO) for exclusive or non-exclusive marketing rights for any country, area, channel, or customer into which NUTRANOMICS has a material penetration or interest. Upon receipt of notice, GENESAR will not offer the requested exclusive right to any other party for 30 days and negotiate terms in good faith. If the parties can't come to agreement on terms within the 30 days, this ROFO expires with respect to that country, area, channel or customer.

4.            So long as NUTRANOMICS is not in default of this Agreement and maintains necessary minimum sales in its existing markets (which amount of minimum sales shall be determined by GENESAR and NutraNomics ), NUTRANOMICS shall have a 30 day Right of First Refusal (ROFR) to acquire the exclusive marketing rights GENESAR is offering to any third party. GENESAR will notice NUTRANOMICS if it is making, or has received, an offer for exclusive marketing rights to/from any third party and the terms of the offer (scope, price, timing, marketing commitments, etc.). If NUTRANOMICS matches the terms of the offer within 30 days, it shall give notice of such and will be granted the additional exclusive marketing rights.

5.          NUTRANOMICS shall pay GENESAR a royalty of $5 per box of 30 packets, and a pro-rata amount on other dosage boxes - e.g., $10/box if packages of 60 packets, on all boxes sold to any party, excluding GENESAR, with the exception of products sold to

Genesar for use in clinical trials or for personal use by Genesar employees or representatives. The royalty due shall be reported and paid within 20 days following the month in which the sales are made (for example April sales will be paid by June 20th). GENESAR shall have the right to audit NUTRANOMICS' books and sales records by giving at least 10 days notice. Should royalties be unreported, or reported royalties unpaid, for 30 days, GENESAR may give notice changing the exclusivity of the marketing rights granted herein to non-exclusive, and such change will become effective if the reporting and/or payment default is not corrected within 10 days following notice. In any event, NUTRANOMICS shall pay GENESAR for any royalty amounts owed. The minimum royalty due under this Agreement shall be $5000 per year beginning in calendar year 2015.

6.          NUTRANOMICS is hereby given all rights GENESAR has received to reference and use in marketing the abstract or other information to which GENESAR has the legal rights to share; provided, however, that any marketing of such abstract and other information shall be subject to GENESAR's approval, which shall not be unreasonably withheld.

7.          The parties agree to work together and help support each other's marketing efforts. Either company may, with prior notice and acceptance, pursue business in the other's territory that is a natural extension of its normal marketing in its own area, and be sales commissions as defined in the notice and acceptance. GENESAR may find markets for NUTRANOMICS' other products or facilitate sales and will be paid commissions equivalent with those paid NUTRANOMICS' highest compensated sales agents, unless otherwise agreed.

8.          All or part of this license may be terminated by GENESAR with written notice upon occurrence of any of the following conditions:

8.a.      NUTRANOMICS fails to pay the minimum royalty or cure unreported or unpaid monthly royalties following notice,

8.b.      NUTRANOMICS fails to manufacture product ordered by GENESAR within a reasonable and customary time, unless such delay is outside the control of NUTRANOMICS.

8.c.      NUTRANOMICS files bankruptcy, is dissolved, ceases operation, or ceases marketing in any of the exclusive areas granted (in which case only that area would be deleted as exclusive).

SPECIAL COVENANTS

9.          Obligations of Both Parties. From and after the date of this Agreement until the termination of the Agreement and, except as expressly permitted or contemplated by this Agreement, GENESAR (to the extent applicable) and NUTRANOMICS respectively, will each:

i.          carry on its business in substantially the same manner as it has heretofore;
IL	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

ni.      use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and
iv.	fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

10.          Indemnification. NUTRANOMICS hereby agrees to indemnify GENESAR as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) ("Loss"), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made in this Agreement or in its performance of any action contemplated by this Agreement. The indemnification provided for in this paragraph shall survive the term of this Agreement. GENESAR hereby agrees to indemnify NUTRANOMICS and each of the officers, agents, and directors of NUTRANOMICS and the NUTRANOMICS Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification  provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing. NUTRANOMICS further agrees to indemnify GENESAR for any loss, liability, claim, damage or expense that GENESAR may incur as a result of NUTRANOMICS use of the License.

MISCELLANEOUS

11.          No Assignment. NUTRANOMICS shall not assign this Agreement or any of its rights hereunder to any party without the express written consent of GENESAR.

12.          Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of Utah. Venue for all matters shall be in Salt Lake City, Utah, without giving effect to principles of conflicts of law thereunder.· Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought first to mediation, second to arbitration, and, as a last resort, to the courts. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

13.          Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent electronically, by overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to NUTRANOMICS:                                NutraNomics Inc
Attn: Tracy Gibbs
11487 South 700 East
Draper, Utah 84020

If to GENESAR:

For such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier,
(iii)      upon dispatch, if transmitted electronically and receipt is confirmed by email or telephone, and (iv) three (3) days after mailing, if sent by registered or certified mail.

14.          Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

15.          Confidentiality. Each pai:ty hereto agrees with the other that, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party (with the exception of the existence of this Agreement and the relationship of the parties, which both parties acknowledge may be disclosed by the other party to third parties), and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published through no fault of the receiving party; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

16.          Third Party Beneficiaries.  This contract is strictly between GENESAR and NUTRANOMICS, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

17.          Expenses. Subject to this Agreement, each of GENESAR and NUTRANOMICS will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with this transaction contemplated hereby.

18.          Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

19.          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

20.          Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

12.  Best  Efforts. Subject to the terms and conditions herein  provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

INWITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Health Education Corporation d/b/a Nutranomics, a Utah Corporation

By: /s/ Tracy Gibbs                                                        8/5/14
Name: Tracy Gibbs
Title:  President

Gennesar Nutraceuticals, LLC d/b/a Genesar Nutraceuticals,
a Utah Limited Liability Company

By: /s/ Charles Castleberry                                                        Aug. 5, 2014
         Name: Charles Castleberry
     Title:  Managing Member

EXHIBIT A

GENESAR hereby licenses all rights to the GenEpic product, including all intellectual property relating to it and any associated trade secrets, to NUTRANOMICS for its use. The trade secrets will not be disclosed in this written Agreement.

Compensation to GENESAR, or its assignees, for this License Agreement is as follows:

1.	Upon execution of this Agreement, GENESAR will accept 100,000 restricted shares of common stock of NUTRANOMICS, Inc., the parent company of NUTRANOMICS, traded under the ticker symbol "NNRX", which was issued to GENESAR under the previous agreement.

2.	A royalty fee of $5/box of 30 sachets of GenEpic sold by NUTRANOMICS for the life of this Agreement (the "Royalty") shall be paid to GENESAR. The Royalty shall be payable to GENESAR or its assignees by the 20th of each month following the end of each NUTRANOM!CS' fiscal quarter. NUTRANOMICS will commit to a minimum of 5,000 boxes containing 30 sachets per year. Non-reporting or non-payment of royalty for more than 60 days may change exclusive clauses of the Agreement to non- exclusive, or be grounds for termination of the Agreement.

3.	A payment of $140,000 to GENESAR by NUTRANOMICS, which amount was paid to GENESAR under the previous license agreement, secures the exclusive marketing rights to the Pacific Rim Countries enumerated in this Agreement, and all other terms within this Agreement, for NUTRANOMICS.

Proof of Sales and Audit Rights:    NUTRANOMICS   shall provide GENESAR with quarterly GenEpic sales and inventory reports throughout the term of this Agreement. GENESAR may, at its discretion, audit GenEpic sales and inventory reports and perform physical inventory counts. In the event that no discrepancy is found  in the sales and inventory reports, GENESAR shall pay all costs of such inventory audits. In the event that such audit reveals that there are errors in the reporting, NUTRANOMICS shall pay all costs of such audit as well as any shortfall due to GENESAR as a result of such reporting failures.

/s/ Charles Castleberry
8/5/14

/s/ Tracy Gibbs
8/5/14